Exhibit 2.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and among

drugstore.com, inc.,

International Vision Direct Corp.

and

Each of the Stockholders, Optionholders and Warrantholders Listed on Exhibit A

Dated as of November 2, 2003

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		22
4.1	Organization and Qualification; Subsidiaries	22
4.2	Certificate of Incorporation and Bylaws	23
4.3	Authority Relative to This Agreement	23
4.4	No Conflict	23
4.5	Required Filings and Consents	24
4.6	Authorization of Purchaser Common Stock	24
4.7	Capitalization	24
4.8	Disclosure Documents	24
4.9	Absence of Litigation	25
4.10	Nasdaq Requirements	25
4.11	Brokers	25

ARTICLE V ADDITIONAL COVENANTS		26
5.1	Conduct of Business Prior to the Closing	26
5.2	Access; Information and Records; Confidentiality	27
5.3	Further Action; Consents; Filings	28
5.4	Public Announcements	28
5.5	Further Assurances	28
5.6	Tax Matters	30
5.7	Restricted Shares	31
5.8	Resignations of Directors	31
5.9	Escrow Agreement	31
5.10	Registration Rights Agreement	31
5.11	Non-Competition	31
5.12	No Solicitation	32
5.13	Expenses	33
5.14	Employee Matters	33
5.15	Use of Names	33
5.16	Notice of Developments	33
5.17	HSR Act	33
5.18	Company Employees	34

ARTICLE VI CONDITIONS PRECEDENT		34
6.1	Conditions Precedent to Obligations of Parties	34
6.2	Conditions Precedent to Obligation of Purchaser	34
6.3	Conditions Precedent to the Obligation of Sellers	36

ARTICLE VII TERMINATION		37
7.1	Termination	37
7.2	Effect of Termination	38
7.3	Remedies	38

ARTICLE VIII SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; ESCROW; AND INDEMNIFICATION		38
8.1	Survival of Representations, Warranties and Covenants	38
8.2	Escrow Funds	39

ii

8.3	Indemnification by Sellers	39
8.4	Indemnification Procedures	41
8.5	Escrow Expiration Date	44
8.6	Claims upon Escrow Fund	44

ARTICLE IX MISCELLANEOUS		45
9.1	Notices	45
9.2	Counterparts; Facsimile Signature	46
9.3	Entire Agreement	46
9.4	No Third-Party Beneficiaries	46
9.5	Assignment	47
9.6	Amendment and Modification; Waiver	47
9.7	Enforcement; Jurisdiction	47
9.8	Disclosure Schedules	47
9.9	Costs and Expenses	48
9.10	Mutual Drafting	48
9.11	Governing Law	48
9.12	Severability	48

EXHIBIT A
EXHIBIT B
EXHIBIT C-1
EXHIBIT C-2
EXHIBIT C-3
EXHIBIT D
EXHIBIT E
EXHIBIT F
EXHIBIT G

iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of November 2, 2003 (this “Agreement”), by and among drugstore.com, inc., a Delaware corporation (“Purchaser”), International Vision Direct Corp., a Delaware corporation (the “Company”) and each of the stockholders, optionholders and warrantholders listed on Exhibit A (each a “Seller” and collectively, “Sellers”).

RECITALS

WHEREAS, Sellers own all of the issued and outstanding shares of capital stock of, and all other equity interests in, the Company; and

WHEREAS, Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers, all of the issued and outstanding shares (including all shares issuable upon the exercise of outstanding options, warrants and other equity interests in the Company, the “Shares”) of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. Defined terms used in this Agreement have the meanings ascribed to them as follows:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. When used in this Agreement, “control” (including, with its correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Average Share Value” shall mean the average closing price of a share of Purchaser Common Stock as quoted on The Nasdaq National Market (“Nasdaq”) (as reported in the Wall Street Journal) for the fifteen (15) trading days ending on and including the date that is one trading day prior to the date of the first public announcement by Purchaser of this Agreement and the Transactions.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in New York City are required or authorized by law, executive order or governmental decree to be closed.

“Closing Time” shall mean the time of the Closing on the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Bylaws” shall mean the Bylaws of the Company, dated as of December 13, 1999, as amended from time to time.

“Company Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, dated as of December 1, 1999, as amended from time to time.

“Company Disclosure Schedule” shall mean the Company’s disclosure schedule delivered by the Company to Purchaser on the date hereof and attached hereto as Exhibit B.

“Confidentiality Agreement” shall mean the Non-Disclosure Agreement by and between Purchaser and the Company.

“Confidentiality and Inventions Agreement” shall mean the Confidentiality and Inventions Agreement in the form attached hereto as Exhibit C-3.

“Consulting Agreement” shall mean the Consulting Agreement in the form attached hereto as Exhibit C-2.

“Contracts” shall mean all written and oral contracts, agreements, leases, subleases, licenses, purchase orders, instruments of indebtedness, notes, bonds, indentures, mortgages, deeds of trust, guarantees and any other binding contractual arrangements.

“dollars” or “$” shall mean United States dollars.

“Employment Letter” shall mean a letter in the form attached hereto as Exhibit C-1.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” shall mean U.S. Bank National Association or its affiliate.

“Escrow Fund” shall mean an account to be maintained with the Escrow Agent into which Purchaser shall deposit the portion of the Stock Consideration deposited in escrow pursuant to Section 2.1(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, provincial, territorial, municipal, foreign or other governmental body, department, commission, board, bureau, agency, court or instrumentality, domestic or foreign, or other entity exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” shall mean all U.S. and foreign intellectual property, including without limitation all (i) patents, inventions, discoveries, processes, designs, techniques, developments, technology and know-how; (ii) trademarks, service marks, trade dress, logos, trade names, domain names, corporate names and other source indicators, including all goodwill associated therewith; (iii) copyrights and works or authorship in any medium, including computer programs, hardware, firmware, software, applications, files, Internet site content, databases and compilations, documentation and related items; and (iv) trade secrets, ways of doing business and confidential information.

“ITA” shall mean the Income Tax Act, Revised Statutes of Canada (5th Supplement), as amended.

“Law” shall mean any federal, state, local or foreign law, statute, rule, regulation, code, directive, ordinance or other requirement of general application of any Governmental Authority.

“Liabilities” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Liens” shall mean any liens, charges, mortgages, pledges, security interests or other encumbrances or similar rights of any Person.

“Management Seller” shall mean each of the Sellers listed as “Management Sellers” on Exhibit A hereto.

“Material Adverse Effect” shall mean, with respect to any Person, any change or effect, or any event, occurrence, condition or development with respect to that Person or any of its Subsidiaries that, individually or in the aggregate, would or would reasonably be expected to be material and adverse to the business, prospects, operations, properties, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole.

“Non-Management Seller” shall mean each of the Sellers who is not a Management Seller.

“Order” shall mean any order, writ, injunction, judgment, decree or ruling entered, issued, made or rendered by any court, administrative agency, arbitration tribunal or other Governmental Authority of competent jurisdiction.

“Ordinary Course of Business” shall mean the ordinary course of business of the Company or its Subsidiaries, consistent with past practice.

“Permitted Liens” shall mean, with respect to any Person and its Assets, (a) Liens on any Assets of such Person that do not or would not reasonably be expected to materially adversely affect such Person’s use of such Assets as currently utilized; (b) deposits or pledges made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance, old-age pensions and other social security benefits; (c) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the Ordinary Course of Business; (d) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in the Ordinary Course of Business; (e) Liens for current Taxes not yet due and payable (f) survey exceptions, use, zoning or planning restrictions, easements, irregularities, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers (and with respect to leasehold interests, Encumbrances and other obligations incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which are of record or which do not materially impair the use or value of any parcel of property of such Person as presently conducted; and (g) any extensions, renewals and replacements of any of the foregoing.

“Person” shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Proceeding” shall mean any action, suit, dispute, litigation, hearing, claim, grievance, arbitral action or other proceeding before any Governmental Authority, at law or in equity.

“Purchaser Board of Directors” shall mean the board of directors of Purchaser.

“Purchaser Common Stock” shall mean the restricted common stock, par value $0.0001 per share, of Purchaser.

“Purchaser Disclosure Schedule” shall mean the Purchaser’s disclosure schedule delivered by Purchaser to the Company on the date hereof and attached hereto as Exhibit D.

“Representative” shall mean any attorney, accountant, financial advisor, director officer, employee, principal, agent or other authorized representative of any Person.

“Sales Taxes” shall mean any Taxes that are, or are in the nature of, federal, state, local, provincial or territorial sales, use, harmonized sales, transfer, consumption, value added, multi-staged, stamp, documentary, property, goods and services, land transfer, stock transfer (not including capital gains taxes), excise, recording surtaxes, custom duties and import or export taxes, including any interest thereon or penalty or addition thereto.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” and “Subsidiaries” shall mean any corporation, limited liability company, partnership, joint venture, trust, association, organization or other entity in which a Person directly or indirectly owns 50% or more of the aggregate voting stock. For purposes of this definition, “voting stock” means stock or other interests that ordinarily has voting power for the election of directors or managers.

“Tax” or “Taxes” shall mean any taxes of any kind, including but not limited to federal, state, provincial, territorial, local or foreign taxes determined by reference to, measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, sales, use, ad valorem, goods and services, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, premium, value added, property, environmental or windfall profits taxes, employment insurance and government pension plan premiums or contributions, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts (including any interest thereon) imposed by any Governmental Authority.

“Tax Escrow Fund” shall mean a segregated account to be maintained with the Escrow Agent pursuant to the Escrow Agreement into which Purchaser shall deposit $5,000,000 of the Cash Consideration pursuant to Section 2.1(d) and which shall be available to satisfy the Defined Tax Liabilities.

“Tax Returns” shall mean all reports, declarations, claims for refund, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.2 Other Defined Terms. The following capitalized terms are defined in this Agreement in the Section indicated below:

Defined Term	Section
Agreement	Preamble
Assets	3.16
Cash Consideration	2.1(b)
Certificates	2.3(a)
Claim Notice	8.4(b)
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Common Stock	Recitals
Company Financials	3.8(a)
Company IP	3.14(b)
Company Permits	3.7(a)
Company Voting Debt	3.4(a)
Competing Business	5.11(d)
Defined Tax Escrow Amount	2.1(d)
Defined Tax Liability	2.1(d)
Disclosure Documents	4.8

Defined Term	Section
Environmental Laws	3.25(a)(i)
Escrow Agreement	5.9
Escrow Shares	8.2
Expiration Date	8.5
Hazardous Materials	3.25(a)(i)
Indemnified Party	8.4
Indemnifying Party	8.4
Loss	8.3(a)
Material Contract	3.13(a)
Material Supplier	3.22
Most Recent Fiscal Month End	3.8(a)
Nasdaq	1.1
Plans	3.12(a)
Property Taxes	5.6(b)(i)
Purchase Price	2.1(b)
Purchaser	Preamble
Purchaser Escrow Certificate	8.6
Purchaser Indemnified Parties	8.3(a)
Purchaser Defined Tax Escrow Certificate	8.7
Purchaser Securities	4.7
Purchaser Subsidiaries	4.1
Seller	Preamble
Sellers’ Representative	2.3 (a)
Shares	Recitals
Special Tax Escrow Amount	2.1(d)
Special Tax Escrow Expiration Date	8.5
Stock Consideration	2.1(b)
Straddle Period	5.6(b)
Tax Escrow Expiration Date	8.5
Tax Escrow Fund	8.2
Termination Date	7.1(b)
Third Party Claim	8.4(a)
Transactions	3.5
Transaction Documents	3.5
Transaction Taxes	5.6(a)
Unaudited Financials	3.8(a)

1.3 Rules of Construction. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. All references to Contracts or other arrangements shall refer to oral as well as written matters. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement:

(a) At the Closing and in accordance with the terms hereof, Sellers shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Sellers, all of the Shares free and clear of all Liens.

(b) In consideration of the transfer of the Shares pursuant to Section 2.1(a), and as payment for such Shares and all other equity interests of any Person in the Company, at the Closing Purchaser shall (i) pay to Sellers an aggregate amount equal to $10,000,000 (the “Cash Consideration”) ($5,000,000 of which shall be deposited into the Tax Escrow Fund described below under Section 2.1(d)) as consideration for the transfer of 2,202 2/3 shares of Company Common Stock, and (ii) issue to Sellers that number of whole shares of Purchaser Common Stock as is determined by dividing the sum of $50,000,000 by the Average Share Value as consideration for the transfer of 11,012 1/3 shares of Company Common Stock plus an amount in cash representing the Fractional Interest (the “Stock Consideration” and, together with the Cash Consideration, the “Purchase Price”), such purchase price to be satisfied with respect to each of the Sellers’ shareholdings, pro rata, in accordance with Exhibit A attached hereto. The “Fractional Interest” shall be paid to the Sellers in lieu of any fractional shares of Purchaser Common Stock and shall be determined by multiplying each Seller’s fractional interest by the Average Share Value.

(c) As soon as practicable after the Closing, Purchaser shall cause share certificates evidencing, in the aggregate, fifty percent (50%) of the aggregate amount of the Stock Consideration (excluding the Fractional Interest) for the account of the Sellers, in accordance with Exhibit A (such shares, the “Escrow Shares”), to be deposited into the Escrow Fund, which shall be managed by the Escrow Agent in accordance with the terms of the Escrow Agreement. The Escrow Fund shall be available in partial satisfaction of the indemnification obligations of the Sellers pursuant to this Agreement as set forth in Article VIII.

(d) At the Closing, Purchaser shall deposit $5,000,000 (such amount representing one-half of the Cash Consideration) into the Tax Escrow Fund for the account of the Sellers, in accordance with Exhibit A (such amount, the “Defined Tax Escrow Amount”), which shall be managed by the Escrow Agent in accordance with the terms of the Escrow Agreement. The Tax Escrow Fund shall be available to indemnify Purchaser for any Losses incurred or sustained by Purchaser arising from any actual or potential Tax Liability resulting from the matters described in Schedule 3.15 II of the Company Disclosure Schedule that is actually known by any of the Management Sellers as of the date hereof (any such actual or potential Tax Liability, the “Defined Tax Liability”). The Tax Escrow Fund shall not be the Purchaser’s exclusive remedy therefor, but each Seller’s Liability shall nevertheless otherwise be limited as provided in Article VIII.

2.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the sale and purchase of the Shares provided for in Section 2.1 (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 3330 Hillview Avenue, Palo Alto, California, 94304, on the third Business Day following the satisfaction, or, if permissible, waiver of the conditions set forth in Article VI, unless another time and/or place is agreed to in writing by the parties to this Agreement (the date of the Closing being the “Closing Date”).

2.3 Deliveries at the Closing.

(a) At the Closing, subject to the terms and conditions set forth in this Agreement, each party to this Agreement shall deliver to the other party each of the documents, instruments, agreements, certificates and other evidences of satisfaction of conditions required to be delivered by such party as a condition to Closing pursuant to Article VI. In addition to the foregoing, at the Closing (i) Sellers shall deliver to Purchaser one or more certificates or other instruments (the “Certificates”) evidencing all of the Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, with appropriate transfer stamps, if any, affixed, (ii) Purchaser, through its transfer agent, shall deliver certificates representing the Stock Consideration to Mr. Brian Usher-Jones (the “Sellers’ Representative”) or to the Escrow Agent for deposit into the Escrow Fund, as appropriate, (iii) Purchaser shall pay to Sellers the Cash Consideration and the Fractional Interest (50% of which shall be deposited into the Tax Escrow Fund as provided in (iv) below) by wire transfer in immediately available funds to one U.S. bank account to be designated by the Sellers’ Representative within three Business Days prior to the Closing Date and (iv) Purchaser shall deposit the Defined Tax Escrow Amount by wire transfer in immediately available funds in a U.S. bank account as set forth in the Escrow Agreement. To the extent that a form of any document, instrument, agreement or certificate to be delivered under this Agreement is not attached as an Exhibit to this Agreement, such document, instrument, agreement or certificate shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the parties to this Agreement.

(b) No Further Ownership Rights in the Shares. The amounts paid by Purchaser in respect of the Shares (which Shares shall represent all equity interests of any Person in the Company) pursuant to this Article II shall be deemed to have been delivered in full satisfaction of all rights pertaining thereto, and following the Closing neither the Sellers nor any Person other than Purchaser shall have any further right to, any ownership interest in, or any entitlement to acquire shares of Company capital stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MANAGEMENT SELLERS AND SELLERS

Each Management Seller (and, with respect to Sections 3.4(b), 3.5, 3.6(a), 3.19, 3.21 and 3.29, each Seller), severally represents and warrants to Purchaser that the statements contained in this Article III are correct and complete as of the date of this Agreement and as of the Closing Date, except as set forth in the Company Disclosure Schedule:

3.1 Organization and Qualification. The Company and each of its Subsidiaries are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as they are now being conducted, except where the failure to be so incorporated, validly existing or in good standing or to have such corporate power and authority have not had, and would not reasonably be expected to have a Material Adverse Effect on the Company. Other than as set forth on Schedule 3.1 of the Company Disclosure Schedule, the Company has no Subsidiaries and does not own, of record or beneficially, any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, joint venture, association or other entity. The Company is not a member of (nor is any part of the Company’s business conducted through) any partnership, nor is the Company a participant in any joint venture or similar arrangement.

3.2 Company Certificate of Incorporation; Company Bylaws. Complete and correct copies of the Company Certificate of Incorporation, the Company Bylaws and the organizational documents of each of the Company’s Subsidiaries are attached as Schedule 3.2 of the Company Disclosure Schedule. The Company Certificate of Incorporation, Company Bylaws and organizational documents of the Company’s Subsidiaries are in full force and effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws, and none of the Company’s Subsidiaries is in violation of any of the provisions of its organizational documents.

3.3 Corporate Books and Records. The minute books of the Company and its Subsidiaries contain accurate records of all material actions taken by the stockholders, boards of directors and all committees of the boards of directors of the Company and its Subsidiaries. All minute books and stock registers of the Company and its Subsidiaries have been provided by the Company to Purchaser.

3.4 Capital Stock of the Company; Ownership of the Shares.

(a) Schedule 3.4 of the Company Disclosure Schedule sets forth the authorized, issued, outstanding and reserved capital stock of the Company, its Subsidiaries and the ownership interests of each Seller. There are no other shares of capital stock of the Company or of any of its Subsidiaries issued, reserved for issuance or outstanding other than those listed on Schedule 3.4 of the Company Disclosure Schedule. All of the shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Except as set forth on Schedule 3.1 of the Company Disclosure Schedule and Exhibit A, there is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, right of first refusal, legally binding commitment, preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any shares of capital stock of the Company or any of its Subsidiaries from the Company, such Subsidiary, any Seller or any other Person. There are no bonds, debentures, notes or other indebtedness generally having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters that holders of shares of capital stock of the Company or any of its Subsidiaries may consent or vote (“Company Voting Debt”). Except as set forth on Schedule 3.1 of the Company Disclosure Schedule and Exhibit A, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” interests (or similar “phantom” securities), or other ownership interest appreciation rights, partnership or limited liability company (or other ownership) interest performance units, commitments, agreements, arrangements or undertakings of any kind to which the Company, any of its Subsidiaries or any Seller is a party or by which any of them is bound (i) obligating the Company, any of its Subsidiaries, any Seller or any other Person to issue, deliver or sell, or cause to be issued, delivered or sold, existing or additional capital securities of the Company or any of its Subsidiaries, or any security convertible into or exercisable or exchangeable for capital stock in the Company or for Company Voting Debt, (ii) obligating the Company, any of its Subsidiaries, any Seller or any other Person to issue, grant, extend or enter into any such option, warrant, call, right, security commitment, agreement, arrangement or undertaking, (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the capital securities of the Company or any of its Subsidiaries or (iv) except as contemplated hereby, that give rise to a right to receive any payment as a result of the execution of this Agreement or the consummation of the Transactions (as defined in Section 3.5 below).

(b) Each Seller, severally, for himself, herself or itself, represents and warrants to Purchaser that such Seller owns beneficially and of record, and has good and valid title to, all of the Shares listed as owned by such Seller on Schedule 3.4 of the Company Disclosure Schedule, free and clear of any Liens. Each Seller, severally, for himself, herself or itself, represents and warrants to Purchaser that no transfer taxes are or will be due as a result of the transfer of the Shares pursuant to this Agreement other than those that will be paid by such Seller. Each Seller, severally, for himself, herself or itself represents and warrants to Purchaser that the Shares listed as owned by such Seller on Schedule 3.4 are not subject to any voting trust agreement (or similar agreement) or other agreement restricting or otherwise relating to the voting, dividend rights or disposition of the Shares to which the Company, any of its Subsidiaries, any Seller or any other Person is a party. Each Seller, severally, for himself, herself or itself represents and warrants to Purchaser that there are no options, warrants, rights, convertible or exchangeable securities, “phantom” interests (or similar “phantom” securities), or other ownership interest appreciation rights, partnership or limited liability company (or other ownership) interest performance units, commitments, agreements, arrangements or undertakings of any kind to which such Seller is a party or by which it is bound obligating such Seller to issue, deliver or sell, or cause to be issued, delivered or sold, existing or additional capital securities of the Company or any of its Subsidiaries, or any security convertible into or exercisable or exchangeable for capital stock of the Company or for Company Voting Debt. The Company and each of the Sellers that is party thereto hereby waives, with respect to this Agreement and the Transactions, all rights of first refusal conferred on him, her or it by Section 2 of that certain Stockholders Agreement, dated as of November 30, 2000, by and among the Company, the Founding Shareholders (as defined therein), the Co-Founding Shareholders (as defined therein) and the other parties thereto.

3.5 Authorization; Enforceability. Each Seller, severally, for himself, herself or itself, represents and warrants to Purchaser that such Seller has the capacity to execute and deliver this Agreement and each of the agreements contemplated hereby (collectively, the “Transaction Documents”) to which such Seller is a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (collectively, the “Transactions”). This Agreement and the other Transaction Documents to which each Seller is a party have been duly and validly executed and delivered by such Seller and (assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties hereto and thereto) constitute valid and binding obligations of such party, enforceable against such party in accordance with their terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in Proceedings at law or in equity).

3.6 No Conflict; Required Filings and Consents.

(a) Each Seller, severally, for himself, herself or itself, represents and warrants to Purchaser that the execution and delivery of this Agreement by such Seller do not conflict with or violate any agreement, instrument or other obligation that is binding on such Seller.

(b) Except as set forth on the Company Disclosure Schedule, the execution and delivery of this Agreement by Sellers and by the Company do not, and the performance of this Agreement by Sellers and by the Company will not, (i) conflict with or violate the Company Certificate of Incorporation, Company Bylaws or the organizational documents of any of the Company’s Subsidiaries, (ii) violate in any respect any Law applicable to the Company or any of its Subsidiaries, or by which any of the Assets of the Company or any of its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in modified Liabilities under, or the creation of a Lien on any Asset of the Company or any of its Subsidiaries pursuant to, any Contract, permit, franchise or other instrument or obligation, except with respect to (ii) and (iii), any violation, breach, default, right, Liabilities or Lien that would not reasonably be expected to have a Material Adverse Effect on the Company or prevent the Company from performing its obligations under this Agreement or the other Transaction Documents and from consummating the Transactions.

(c) Except for the filings under the HSR Act contemplated by this Agreement, the execution and delivery of this Agreement by Sellers and by the Company do not, and the performance of this Agreement by Sellers and by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

3.7 Permits; Compliance.

(a) Except as set forth on Schedule 3.7 of the Company Disclosure Schedule, the Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted (the “Company Permits”), and, except as set forth on Schedule 3.11 of the Company Disclosure Schedule, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to Management Sellers’ knowledge, threatened, other than a failure to possess any Company Permit or any suspension or cancellation of any Company Permit that would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except as set forth on Schedule 3.7 of the Company Disclosure Schedule, Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, in each case, (i) any Law applicable to the Company the Company or such Subsidiary or by which any Asset of the Company or such Subsidiary is bound or affected, (ii) any Contract, franchise or other instrument or obligation to which the Company or such Subsidiary is a party or by which the Company, such Subsidiary or any Asset of the Company or such Subsidiary is bound or affected or (iii) any Company Permits, except any conflict, default or violation which would not reasonably be expected to have a Material Adverse Effect on the Company.

3.8 Financial Statements.

(a) True and complete reproductions of the (i) audited consolidated balance sheet, statement of operations, statement of stockholders equity and statement of cash flows of the Company for the fiscal years ended December 31, 2001 and 2002 (including the notes thereto) (collectively referred to herein as the “Company Financials”) and (ii) unaudited management consolidated balance sheet, statement of operations, statement of stockholders equity and statement of cash flows of the Company (“Unaudited Financials”) for the nine months ended September 30, 2003 (“Most Recent Fiscal Month End”) as set forth on Schedule 3.8(a) of the Company Disclosure Schedule. The Company Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other. The Company Financials and the Unaudited Financials fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Unaudited Financials have been prepared in accordance with GAAP in all material respects and are not inconsistent with the Company Financials except as set forth in the notes thereto or as disclosed in Schedule 3.8 (b), and subject to normal year-end audit adjustments. The Company maintains and will continue to maintain an adequate system of internal controls established and administered in accordance with GAAP.

(b) Except as set forth on Schedule 3.8(b) of the Company Disclosure Schedule, there are no Liabilities or reduction of any Assets of the Company or any of its Subsidiaries (other than Asset, Liabilities and shareholders equity reflected in the Company Financials or the Unaudited Financials) or which would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) Subject to amounts reserved therefor on the Company Financials or the Unaudited Financials, the values at which all inventories of the Company are carried on the Company Financials or the Unaudited Financials reflect the valuation policy of the Company of stating such inventories at the lower of the weighted average cost or net realizable value. To the Management Sellers’ knowledge, the inventories of the Company do not consist of, in any material amount, items that are obsolete, damaged or would not otherwise be saleable in the Ordinary Course of Business. To the Management Sellers’ knowledge, the Company has not acquired or committed to acquire a material amount of inventories for sale that are not of a quality and quantity usable in the Ordinary Course of Business within a reasonable period of time except as disclosed in Schedule 3.8(b)

3.9 Absence of Certain Changes or Events. Since the Most Recent Fiscal Month End, except as set forth on Schedule 3.9 of the Company Disclosure Schedule, (a) the Company and each of its Subsidiaries has operated only in the Ordinary Course of Business, and (b) there have not been any changes in the business or results of operations of the Company or any of its Subsidiaries, taken as a whole, or any other events, conditions or circumstances that have, or would reasonably be expected to have, a Material Adverse Effect on the Company. In addition, since the Most Recent Fiscal Month End and through the date hereof, except as set forth on Schedule 3.9 of the Company Disclosure Schedule, the Company and each of its Subsidiaries has not (a) sold, assigned, transferred, leased, licensed or disposed of any of its Assets other than the sale of inventory and obsolete or worn-out equipment, in each case in the Ordinary Course of Business; (b) made any acquisition of any Person or other business organization or division thereof; (c) subjected any of its Assets to any Liens, except for Permitted Liens or Liens that would not reasonably be expected to have a Material Adverse Effect on the Company; (d) materially changed or modified the commission or sales quota applicable to or the compensation payable to any employee other than in the Ordinary Course of Business; or (e) become obligated in writing or otherwise agreed to take any of the actions specified in subparagraphs (a) through (d) above. Since the Most Recent Fiscal Month End, there has not been (i) any damage, destruction or loss to any Assets that has, or would reasonably be expected to have, a Material Adverse Effect on the Company or (ii) any change in the accounting principles or practices used by the Company or any of its Subsidiaries.

3.10 No Undisclosed Liabilities. Except as set forth on Schedule 3.10 of the Company Disclosure Schedule, there are no outstanding Liabilities of the Company or any of its Subsidiaries that would be required to be reflected on a consolidated balance sheet prepared in conformity with GAAP, except for Liabilities (i) disclosed or reflected in the Company Financials or Unaudited Financials, (ii) incurred in the Ordinary Course of Business since the Most Recent Fiscal Month End, or (iii) that do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any Contract or other arrangement associated with off balance sheet financing, including without limitation any arrangements for the sale of receivables.

3.11 Absence of Litigation. Except as set forth on Schedule 3.11 of the Company Disclosure Schedule, there is no Proceeding (public or private) or investigation pending of which the Company has received notice and, to the Management Sellers’ knowledge, there is no Proceeding (public or private) or investigation threatened against the Company or any of its Subsidiaries, or any of their respective Assets, before any court, arbitrator or Governmental Authority. Except as set forth on Schedule 3.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any of their respective Assets, is subject to any continuing Order or other similar written agreement with, or, to the Management Sellers’ knowledge, continuing investigation by, any Governmental Authority, or any Order, determination or award of any court, arbitrator or Governmental Authority that could have a Material Adverse Effect on the Assets, taken as a whole, or restrict or delay the ability of Sellers to consummate the Transactions.

3.12 Employee Benefit Plans; Labor Matters.

(a) Schedule 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each employment, consulting, severance or similar agreement to which the Company or any of its Subsidiaries is a party and each compensation, incentive or benefit plan, program or arrangement currently or committed in the future to be maintained, or under which the Company has any present or future commitments, sponsored or contributed to by the Company or any of its Subsidiaries (such agreements, plans, programs and arrangements, collectively, the “Plans”), a copy of each of which has been made available to Purchaser. Except as set forth on Schedule 3.12(a), none of the Plans is or was an employee benefit plan within the meaning of Section 3(3) of ERISA and neither the Company nor any of its Subsidiaries has incurred any liability under ERISA or the Code with respect to any Plan. Each Plan has been operated and administered in all material respects in compliance with applicable Laws and neither the Company nor any of its Subsidiaries is in default under the terms of any Plan.

(b) Except as set forth on Schedule 3.12(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or together with another event, will (except solely pursuant to applicable Law) (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Plan, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment, vesting or funding of any material benefits.

(c) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or such Subsidiary, and no collective bargaining agreement is being negotiated by the Company or any Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or threatened in writing which may interfere with the respective business activities of the Company or such Subsidiary. As of the date of this Agreement, neither the Company, any of its Subsidiaries nor, to the knowledge of the Management Sellers, any of their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or such Subsidiary, and there is no charge or complaint relating to the Company or any of its Subsidiaries by the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable state agency or related to Canadian national or provincial law pending or, to the knowledge of the Management Sellers, threatened in writing.

(d) The Company and each of its Subsidiaries (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

3.13 Contracts.

(a) Schedule 3.13(a) of the Company Disclosure Schedule lists each of the following written Contracts of the Company and each of its Subsidiaries (such contracts and agreements being “Material Contracts”):

(i) each Contract for the purchase or lease of personal property with any supplier or for the furnishing of services to the Company or any of its Subsidiaries in an amount in excess of $50,000;

(ii) all media Contracts, license, royalty and franchise Contracts, agency, sales promotion, market research, marketing consulting and advertising Contracts, online and off-line promotional Contracts, and any other third party Contract that compensates any Person based on any sales by the Company in an amount in excess of $50,000 per annum;

(iii) all Contracts concerning Intellectual Property, excluding non-exclusive commercial software license Contracts and other non-exclusive Intellectual Property license Contracts or Intellectual Property Contracts valued at less than $50,000;

(iv) all leases and subleases of real property;

(v) all Contracts relating to indebtedness other than trade indebtedness of the Company or any of its Subsidiaries in an amount in excess of $50,000;

(vi) all Contracts with any Governmental Authority to which the Company or any of its Subsidiaries is a party involving payments in amounts in excess of $50,000;

(vii) all Contracts that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time that are currently in effect or that will or may be in effect at some future time;

(viii) all Contracts containing confidentiality requirements (including all nondisclosure agreements) that are currently in effect or that will or may be in effect at some future time;

(ix) all Contracts between or among the Company or any of its Subsidiaries and any of their respective Affiliates;

(x) any other material Contract of the Company or any of its Subsidiaries which is terminable upon or prohibits a change of ownership or control of the Company or such Subsidiary as contemplated by this Agreement;

(xi) all Contracts with financial advisers for the sale of the Company, any of its Subsidiaries or any of their respective Assets requiring potential payments in an amount (individually or in the aggregate) in excess of $50,000;

(xii) all Contracts relating to the creation, development, hosting, maintenance, operation, fulfillment and/or support of the web sites of Company or any of its Subsidiaries requiring potential payments in an amount (individually or in the aggregate) in excess of $50,000; and

(xiii) all other Contracts, whether or not made in the Ordinary Course of Business, that contemplate an exchange of consideration with an aggregate value greater than $50,000.

(b) Except as otherwise set forth on Schedule 3.13(b) of the Company Disclosure Schedule, each Material Contract: (i) is valid and binding on the Company or such of its Subsidiaries party thereto and, to the Management Sellers’ knowledge, on the other parties thereto (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject in each case, as to enforceability, to the effect of general principles of equity), and is in full force and effect, and (ii) upon consummation of the Transactions, shall continue in full force and effect without penalty or other adverse consequence that could have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is or is alleged to be in breach of, or default under, any Material Contract and, to the Management Sellers’ knowledge, no other party to any Material Contract is in breach thereof or default thereunder to the extent that any such breach or default would reasonably be expected to have a Material Adverse Effect on the Company.

3.14 Intellectual Property.

(a) Schedule 3.14(a) of the Company Disclosure Schedule sets forth all registrations and applications for Intellectual Property and material unregistered Intellectual Property owned by the Company or any of its Subsidiaries.

(b) Except as qualified on Schedule 3.14(a) or as set forth on Schedule 3.14(b) of the Company Disclosure Schedule, (i) the Company or one of its Subsidiaries owns or has the right to use all the Intellectual Property used in their businesses as currently conducted (“Company IP”), free and clear of all Liens (except Permitted Liens); (ii) all the material Company IP is valid and enforceable and has not expired or been abandoned; (iii) no outstanding Order, and no Proceeding is pending, or, to the knowledge of the Management Sellers, threatened or imminent, which seeks to cancel, limit or challenge the validity, enforceability, use or ownership of any Company IP, and the Management Sellers know of no basis for the same; (iv) the Company or its Subsidiaries have executed all appropriate agreements with current and past employees and contractors (x) to assign to the Company or its Subsidiaries all of their right, title and interest in any owned Company IP and (y) to protect any material trade secrets in the Company IP and, (v) to the knowledge of the Management Sellers, the use of Company IP is not being infringed or violated by any other Person.

(c) The Company and its Subsidiaries (i) take all appropriate actions to protect the confidentially, integrity and security of their software, databases, systems, networks and Internet sites, all users thereof, and all information (including transactions) stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification, and (ii) comply with all Laws (and privacy policies and other Contracts) with respect to privacy of all on-line users and customers and any information related thereto.

3.15 Taxes. Except as set forth on Schedule 3.15 of the Company Disclosure Schedule:

(a) the Company and its Subsidiaries have filed all Tax Returns required to be filed for any period ending on or prior to the Closing Date (except for Tax Returns not yet due to be filed) and have paid all Taxes owed by the Company and its Subsidiaries for the periods governed by such Tax Returns (whether or not shown thereon to be due and payable) prior to the Closing Date;

(b) all Tax Returns filed by the Company and its Subsidiaries are true, correct and complete in all material respects. No Liens (other than Permitted Liens) have been filed against the Company or its Subsidiaries in respect of Taxes;

(c) no outstanding or unresolved deficiency for any Tax or claim for additional Taxes by any taxing authority has been proposed, asserted or assessed against the Company and its Subsidiaries in writing and no audit, action, suit or claim is currently pending against any of the Company or its Subsidiaries in respect of any Tax. No issue has been raised in writing by any examination by any taxing authority with respect to any of the Company or its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed deficiency or increase in Taxes for any other period not so examined;

(d) neither the Company nor any of its Subsidiaries have entered into an agreement or waiver in effect on the Closing Date to extend the statutory period of limitations applicable to any Tax Returns filed the Company or its Subsidiaries;

(e) the Company and its Subsidiaries have withheld and paid all Taxes required by law to have been withheld and paid (including, without limitation, employment related Taxes);

(f) the Company and its Subsidiaries have accrued, on their respective unaudited balance sheets for the Most Recent Fiscal Month End, adequate reserves for all Taxes for which the Company or its Subsidiaries are liable as of the Most Recent Fiscal Month End, but the payment of which is not yet due, except for any liability for Taxes arising solely by reason of (1) any Tax election filed on or after the Closing Date or (2) any transaction undertaken on or after the Closing Date and not contemplated by this Agreement;

(g) none of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) beginning on or after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date;

(h) no claim has been made in writing by an authority in a jurisdiction where none of the Company or its Subsidiaries file Tax Returns that the Company or its Subsidiaries may be subject to tax in that jurisdiction;

(i) neither the Company nor its Subsidiaries are parties to any agreement or arrangement (written or oral), with affiliates or unrelated parties, providing for the allocation or sharing of, or indemnity for, Taxes or Tax benefits or have any liability for Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any corresponding or similar provision of state, local, or foreign income tax law), as transferee or successor, by contract or otherwise;

(j) none of the Company or its Subsidiaries owns any intangible property including Intellectual Property or any eligible capital property as that term is defined in the ITA or corresponding provincial legislation, used in a business carried on by such company in Canada for the purposes of the ITA or corresponding provincial legislation or, in the case of International Vision Direct Ltd., it does not own any intangible property (other than intangible property of a de minimis value) including Intellectual Property or any eligible capital property as that term is defined in the ITA or corresponding provincial legislation;

(k) none of the Company or its Subsidiaries, other than International Vision Direct Ltd., has carried on business in Canada for purposes of the ITA or corresponding provincial legislation;

(l) the Purchaser has been provided with copies of all Tax Returns filed with, and all written communications to or from, any Governmental Authority relating to the Taxes of any of the Company and its Subsidiaries, to the extent relating to periods or events in respect of which any Governmental Authority may by Law access or otherwise impose any such Tax on the Company or any of its Subsidiaries ending on or prior to the Closing Date;

(m) for all transactions between the Company and any non-resident Person with whom the Company was not dealing at arm’s length during a taxation year ending on or before the Closing Date, the Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the ITA; and

(n) none of the Company or any of its Subsidiaries has acquired property from a non-arm’s length Person within the meaning of the ITA for consideration, the value of which is less than the fair market value of the property.

3.16 Assets. Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the Company owns, leases or has the legal right to use all of the properties and assets, including, without limitation, real property, personal property and Intellectual Property (which is covered by Section 3.14 hereof), used in the conduct of the business of the Company or otherwise owned, leased or used by the Company and with respect to contract rights of the Company, is a party to and enjoys the right to the benefits of all Material Contracts, except where the failure to own, lease or have a legal right to use such Assets or, be a party to or enjoy the right to the benefits of any Material Contracts would not reasonably be expected to have a Material Adverse Effect on the Company (all such properties, assets and contract rights being the “Assets”). Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Liens.

3.17 Certain Interests.

(a) Except as set forth on Schedule 3.17(a) of the Company Disclosure Schedule, no Management Seller, and, to the Management Sellers’ knowledge, no other Seller, any director or officer of the Company or any of its Subsidiaries, or any spouse of any such Seller, officer or director:

(i) has any direct or indirect financial interest in any Competing Business or Material Supplier; provided, however, that the ownership of securities representing no more than 1% of the outstanding voting power of any Competing Business or Material Supplier, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the person owning such securities has no other connection or relationship with such Competing Business or Material Supplier;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in any material tangible or intangible property which the Company or any of its Subsidiaries uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company); or

(iii) has outstanding any indebtedness to the Company or any of its Subsidiaries.

(b) Except as set forth on Schedule 3.17(b) of the Company Disclosure Schedule, and except for the payment of employee compensation in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries has any Liability to any Management Seller or to any officer or director of the Company or any of its Subsidiaries or, to Management Sellers’ knowledge, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director or to any other Seller.

3.18 Insurance Policies. Schedule 3.18 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies held by the Company and each of its Subsidiaries. True and complete copies of all such policies have been provided or made available by the Company to Purchaser. All premiums due to the date hereof on such policies have been paid. Neither the Company nor any of its Subsidiaries has failed to give any notice or present any claim under any such policy in a timely fashion, except where such failure would not prejudice the ability of the Company’s or such Subsidiary to make a claim or would not reasonably be expected to have a Material Adverse Effect on the Company. Such insurance to the date hereof has (i) been maintained in full force and effect and (ii) not been canceled or changed, except to extend the maturity dates thereof.

3.19 Brokers. Each Seller, severally, for himself, herself or itself, represents and warrants to Purchaser that such Seller has not entered into any agreement or understanding with any Person or firm, or with the Company or any of its Subsidiaries, which may result in the obligation of the Company or such Subsidiary to pay any finder’s fee, commission or other like payment in connection with this Agreement and the Transactions.

3.20 Affiliate Transactions. Except as described on Schedule 3.20 of the Company Disclosure Schedule, each Management Seller represents to Purchaser that except for this Agreement and the other Transaction Documents, no Contract between the Company, any of its Subsidiaries or any of their respective Affiliates, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand, will continue in effect subsequent to the Closing Date.

3.21 Trading in Purchaser Common Stock. Each Seller, severally, for himself, herself or itself, represents and warrants to Purchaser that such party has not, during the period constituting the sixty (60) Business Days prior to the date hereof, either directly or indirectly, bought or sold, or otherwise effected any trade in any shares of Purchaser Common Stock, or any security derivative of Purchaser Common Stock, other than by virtue of such party’s passive investment in mutual funds or other pooled investment vehicles, in each case over which such party does not exercise investment control.

3.22 Suppliers. Schedule 3.22 of the Company Disclosure Schedule lists each of the five largest and other most significant suppliers of supplies, merchandise and other goods for the Company and each of its Subsidiaries, taken as a whole, based on amounts invoiced to the Company or its Subsidiaries by such supplier over the 12-month period ended September 30, 2003 (each a “Material Supplier”). To the Management Sellers’ knowledge, except as occurring in the Ordinary Course of Business, since the Most Recent Fiscal Month End and through the date of this Agreement, no Material Supplier has terminated or materially reduced its business relationship with the Company or any of its Subsidiaries or materially changed the terms on which it does business with the Company or its Subsidiaries, or communicated in writing its intention to do any of the foregoing. No Management Seller is aware of any intention of any Material Supplier to terminate, materially reduce its business relationship with or materially increase prices charged to the Company or its Subsidiaries following the Closing.

3.23 Inventories. The inventories shown on the Company Financials or inventories thereafter acquired by the Company or its Subsidiaries consisted of items of a quantity and quality usable or salable in the Ordinary Course of Business and the inventories shown on the Company Financials have been recorded on such Company Financials in accordance with GAAP. The values at which inventories are carried on the Company Financials (other than as set forth in the notes thereto) reflect the inventory valuation policy of the Company and its Subsidiaries, which is consistent with its past practice and in accordance with GAAP. Since the Most Recent Fiscal Month End, due provision was made on the books of the Company and its Subsidiaries in the Ordinary Course of Business to provide for any and all slow-moving, obsolete, or unusable inventories to adjust such inventories’ carrying value to net realizable value (with net realizable value calculated based on selling price less cost to sell less a normal profit margin) and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

3.24 Receivables. Except to the extent, if any, reserved for on the Company Financials, all receivables reflected on the Company Financials arose from, and the receivables existing on the Closing Date will have arisen from, the sale of inventory or services to Persons not affiliated with the Company or any of its Subsidiaries and in the Ordinary Course of Business.

3.25 Environmental. Except as does not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company, the Company:

(i) has obtained all applicable permits, licenses and other authorizations which are required under currently existing Laws relating to pollution, protection of the environment, natural resources, human health or safety, or Hazardous Materials (as hereinafter defined) (collectively, “Environmental Laws”); “Hazardous Materials” means any waste, pollutant, substance, by-product or other material regulated under or referred to in any Environmental Law, including petroleum or petroleum-derived substances or wastes;

(ii) is in compliance with all substantive terms and conditions of all permits, licenses and authorizations required for operation of the Company and its Subsidiaries, and is in compliance with all applicable Environmental Laws;

(iii) does not have any pending lawsuit against it or any of its Subsidiaries which alleges that the Company or such Subsidiary has violated or threatens to violate any Environmental Law;

(iv) has not entered into or agreed to any consent decree or order pursuant to any Environmental Law, and is not subject to any judgment, decree, judicial or administrative order relating to compliance with any Environmental Law, or the cleanup of Hazardous Materials.

(b) The Company has made available to Purchaser all material environmental reports in the possession of the Company or any of its Subsidiaries relating to Environmental Laws.

3.26 Product and Service Warranties. Set forth on Schedule 3.26 of the Company Disclosure Schedule are the standard written forms of product and service warranties and guarantees regularly utilized by the Company or any of its Subsidiaries as of the date of this Agreement. During the period of two years prior to the Closing Date, neither the Company nor any of its Subsidiaries has made any other written material warranties with regard to products or services supplied by the Company or any of its Subsidiaries.

3.27 Restrictions on Business Activities. There is no Contract or Order binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of materially prohibiting or materially impairing the business of the Company and its Subsidiaries, taken as a whole, as currently conducted or as currently proposed to be conducted, or, to the knowledge of the Management Sellers, which has or could reasonably be expected to have the effect of materially prohibiting or materially impairing the business of Purchaser and the Company, on a combined basis, on or after the Closing Date.

3.28 Entire Business. Except as set forth on Schedule 3.28 of the Company Disclosure Schedule, the Shares and all Assets held by the Company and its Subsidiaries as of the Closing will constitute all the Assets used in or necessary to conduct the business of the Company and its Subsidiaries in the Ordinary Course of Business.

3.29 Purchase for Own Account; Accredited Investor.

(a) Each Seller, severally, for himself, herself or itself, represents and warrants that it is acquiring the Purchaser Common Stock pursuant to the terms and conditions of this Agreement for investment only, for its own account, and not with a present view toward the distribution or resale thereof. Each Seller represents that it is experienced in investment matters, fully understands the Transactions, has the knowledge and experience in financial matters as to be capable of evaluating the merits and risks of its investment and has had the financial ability and resources to bear the economic risks of its investment.

(b) Each Seller represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act or a non-U.S. Person as that term is defined in Regulation S of the Securities Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedule attached hereto as Exhibit D, or in the Disclosure Documents (as defined in Section 4.8) filed since December 29, 2002, Purchaser hereby represents and warrants to Sellers that:

4.1 Organization and Qualification; Subsidiaries. Each of Purchaser and each Subsidiary of Purchaser (the “Purchaser Subsidiaries”) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing or in good standing or to have such corporate power and authority have not had, and would not reasonably be expected to have, a Material Adverse Effect on Purchaser. Each of Purchaser and each Purchaser Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and would not reasonably be expected to have, a Material Adverse Effect on Purchaser.

4.2 Certificate of Incorporation and Bylaws. Purchaser has heretofore made available to Sellers a complete and correct copy of the certificate of incorporation and bylaws of Purchaser. Such certificate of incorporation and bylaws are in full force and effect. Purchaser is not in violation of any of the provisions of its certificate of incorporation or bylaws, and no Purchaser Subsidiary is in material violation of any of the provisions of its organizational documents.

4.3 Authority Relative to This Agreement. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which Purchaser is a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser or any Purchaser Subsidiary are necessary to authorize this Agreement or the other Transaction Documents or to consummate the Transactions or to cause it to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which Purchaser is a party have been duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by Sellers), constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as the enforceability hereof and thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in Proceedings at law or in equity). Purchaser is not required or obligated to obtain stockholder approval of this Agreement or the other Transaction Documents or the Transactions.

4.4 No Conflict. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Purchaser or the organizational documents of any Purchaser Subsidiary, (ii) violate any Law or Order applicable to or binding upon Purchaser or any Purchaser Subsidiary or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in modified Liabilities under, or the creation of a Lien on any assets or properties of the Purchaser or any Purchaser Subsidiary pursuant to, any Contract, permit, franchise or other instrument or obligation, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, or would not reasonably be expected to have, a Material Adverse Effect on Purchaser or prevent Purchaser from performing its obligations under this Agreement or the other Transaction Documents and consummating the Transactions.

4.5 Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents by Purchaser do not, and the performance of this Agreement and the other Transaction Documents by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any Governmental Authority, except (i) applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws or Nasdaq, which Purchaser intends to comply with at or prior to Closing, (ii) the notification requirements of the HSR Act, which Purchaser intends to comply with and be solely responsible therefor as to costs associated therewith, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications could not reasonably be expected to have a Material Adverse Effect on Purchaser or prevent or materially delay the consummation of the Transactions.

4.6 Authorization of Purchaser Common Stock. The shares of Purchaser Common Stock being issued to Sellers hereunder, when issued, sold and delivered at Closing in accordance with the terms of this Agreement, will (a) be duly authorized, validly issued, fully paid and nonassessable, (b) not be subject to preemptive rights created by statute, Purchaser’s certificate of incorporation or bylaws or any agreement to which Purchaser is a party or by which Purchaser is bound and (c) be free of restrictions on transfer or Liens, other than restrictions on transfer under applicable state and federal securities laws or restrictions or Liens imposed thereon by Sellers and except that the Escrow Shares will be subject to the terms of the Escrow Agreement.

4.7 Capitalization. As of the date of this Agreement, the authorized capital stock of Purchaser consists, and as of Closing will consist, of 250,000,000 shares of Purchaser Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of October 30, 2003, (a) 70,381,772 shares of Purchaser Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, (b) no shares of Purchaser Common Stock were held in the treasury of Purchaser, (c) 15,334,022 shares of Purchaser Common Stock were reserved for future issuance pursuant to outstanding stock options, restricted stock or other stock incentive rights granted pursuant to Purchaser’s stock option and restricted stock plans or similar agreements or arrangements, and (d) no shares of Purchaser’s preferred stock were outstanding. As of the date hereof, except as described in this paragraph or in the Disclosure Documents, (a) there are no outstanding (i) shares of capital stock or other voting securities of Purchaser, (ii) securities of Purchaser convertible into or exchangeable for shares of capital stock or voting securities of Purchaser, (iii) options or other rights to acquire from Purchaser, or obligations of Purchaser to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Purchaser, and (iv) equity equivalents, interests in the ownership or earnings of Purchaser or other similar rights (collectively “Purchaser Securities”), and (b) there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Securities.

4.8 Disclosure Documents.

(a) The Company has filed with, or furnished to, the SEC each form, proxy statement or report required to be filed with, or furnished to, the SEC by the Company pursuant to the Exchange Act since December 29, 2002 (collectively, the “Disclosure Documents”). The Disclosure Documents complied, as of the date of their filing with the SEC, as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder. The information contained or incorporated by reference in the Disclosure Documents was true, complete and correct in all material respects as of the respective dates of the filing thereof with the SEC; and, as of such respective dates, the Disclosure Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated or superseded by any Disclosure Document subsequently filed by the Company with the SEC prior to the date hereof.

(b) The financial statements of Purchaser included in the Disclosure Documents have been prepared in accordance with the published rules and regulations of the SEC and in conformity with GAAP applied on a consistent basis throughout the periods indicated therein, except as may be indicated therein or in the notes thereto, and presented fairly, in all material respects, the consolidated financial position of Purchaser and the Purchaser Subsidiaries as of the dates indicated, and the consolidated results of the operations and cash flows of Purchaser and the Purchaser Subsidiaries for the periods therein specified (except in the case of quarterly financial statements for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments). Since August 13, 2003, no event has occurred and no condition exists which had or reasonably would be expected to have a Material Adverse Effect on Purchaser, other than (i) any change in the price of the Purchaser Common Stock or (ii) changes in general economic conditions or conditions affecting the Purchaser’s industry generally.

4.9 Absence of Litigation. Except as set forth in the Disclosure Documents, there is no action, suit, proceeding, arbitration, claim, investigation or inquiry pending or, to the Purchaser’s knowledge, threatened by or before any governmental body or other forum against the Purchaser that would reasonably be expected to have a Material Adverse Effect on the Purchaser.

4.10 Nasdaq Requirements. Purchaser is currently in compliance with all material Nasdaq listing standards applicable to it and, the consummation of the Transactions will not result in any violation of the Nasdaq listing standards applicable to Purchaser that would have a Material Adverse Effect on Purchaser.

4.11 Brokers. Neither Purchaser nor any Purchaser Subsidiary has entered into any Contract or other understanding with any Person, which may result in the obligation of Purchaser or such Subsidiary to pay any finder’s fee, commission or other like payment in connection with this Agreement and the Transactions.

ARTICLE V

ADDITIONAL COVENANTS

The parties to this Agreement covenant and agree to take, and, to the extent applicable pursuant to this Article V, with respect to the Management Sellers, to cause the Company and its Subsidiaries prior to the Closing to take, and, with respect to Purchaser, to cause the Company and its Subsidiaries from and after the Closing to take, the following actions:

5.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, except as set forth on Schedule 5.1 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement or the other Transaction Documents, unless Purchaser shall otherwise consent in writing, the Company and its Subsidiaries shall, and Sellers shall cause the Company to use its commercially reasonable best efforts to preserve its current relationships with customers and Material Suppliers and other persons with which the Company has significant business relations and operate its business in the Ordinary Course of Business; provided, however, that upon request of Purchaser, Sellers shall cause the Company to terminate such relationships or agreements as Purchaser shall reasonably deem to be in the best interests of the Company in light of the Transactions.

Except as contemplated by this Agreement or as set forth on Schedule 5.1 of the Company Disclosure Schedule, between the date of this Agreement and the Closing Date the Company and its Subsidiaries shall not, and Management Sellers shall cause the Company and its Subsidiaries not to, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Purchaser:

(a) amend or otherwise change the their organizational documents or authorize or propose any such changes;

(b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any units of ownership of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any other ownership interest (including, without limitation, any phantom interest), of the Company or (ii) any Assets of the Company or its Subsidiaries, other than in the Ordinary Course of Business;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the ownership interests of the Company or any of its Subsidiaries;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the ownership interests of the Company or any of its Subsidiaries;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof, or any assets, other than in the Ordinary Course of Business;

(f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, in amounts in excess of $50,000, individually, or $100,000, collectively;

(g) except in the Ordinary Course of Business, authorize any capital expenditure in excess of $50,000 in the aggregate;

(h) except to the extent contemplated in the Employment Letters or Consulting Agreement increase by more than $5,000 individually or $50,000 in the aggregate, the compensation payable or to become payable to the officers, employees or consultants of the Company or any of its Subsidiaries, or grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director, officer, employee or consultant of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant of the Company or any of its Subsidiaries, or change the employment status of any director, officer, employee or consultant of the Company or any of its Subsidiaries;

(i) enter into any Contract material to the business, results of operations or financial condition of the Company or any of its Subsidiaries, taken as a whole;

(j) enter into or amend any Contract that, if fully performed, would not be permitted under this Section 5.1;

(k) enter into, terminate, cancel or materially modify any material Contract concerning Company IP;

(l) make, change or revoke any Tax election or make any agreement or settlement regarding Taxes with any taxing authority;

(m) sell, assign, transfer, lease, license, encumber or dispose of, in whole or in part, any material Asset;

(n) institute, settle or agree to settle any Proceeding before any Governmental Authority that creates or imposes any material continuing obligation or restriction on the business of the Company or any of its Subsidiaries or affects any material Asset used in the business of the Company or any of its Subsidiaries;

(o) make or permit any material change to the accounting methods or principles of the Company or any of its Subsidiaries, except as required by GAAP; or

(p) otherwise commit to do, or take any action or omit to take any action that would result in, any of the foregoing.

5.2 Access; Information and Records; Confidentiality.

(a) During the period commencing on the date hereof and continuing until the Closing Date, Sellers shall cause the Company and its Subsidiaries to, upon reasonable request and notice of Purchaser, and at Purchaser’s expense, except to the extent restricted by applicable Law, afford to Purchaser and its Representatives reasonable access during normal business hours to the properties, senior management, and books and records of the Company and its Subsidiaries.

(b) Purchaser will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information in confidence in accordance with the provisions of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of any party to this Agreement for so long as he remains an employee, representative or agent of such party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities Laws.

5.3 Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, (ii) subject to Section 5.17, obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Purchaser or the Company or any of its Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transactions required under applicable Law. The parties hereto shall cooperate with each other in connection with the timely making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

5.4 Public Announcements. The initial press release relating to this Agreement shall be a press release the text and timing of which will be agreed to by each of Purchaser and Sellers, subject to the obligations of either party to make timely disclosures required by applicable Law or stock exchange or quotation systems requirements. Thereafter, unless otherwise required by applicable Law or stock exchange or quotation system requirement, neither Purchaser nor any Seller shall issue any press release or otherwise make any public statements with respect to this Agreement or the Transactions without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, in the event of the termination of this Agreement, the parties shall mutually agree as to a public announcement with respect to such termination.

5.5 Further Assurances.

(a) During the period commencing on the date hereof and continuing until the Closing Date, Purchaser and Sellers’ Representative shall diligently and in good faith cooperate and work together to evaluate the circumstances surrounding the Defined Tax Liability for purposes of determining, to the extent reasonably possible, the extent of any actual or potential Loss with respect to the Defined Tax Liability in proportion to the Defined Tax Escrow Amount, which amount shall not be binding on either party or used to determine any Liability or Loss, but shall be used solely for purposes of establishing a mutually agreeable Defined Tax Escrow Amount. During such time, Purchaser and Sellers’ Representative, together with appropriate representatives and advisors of Purchaser, Sellers and Company, shall (i) meet no later than 10 calendar days from the date hereof to reach an informed conclusion and (ii) if no informed conclusion is reached at such time (y) shall continue working together diligently and in good faith to reach such a conclusion and (z) shall meet again no later than ten 10 calendar days from such meeting. Notwithstanding the above, no later than three Business Days before the Closing Date Purchaser and Sellers’ Representative shall, in good faith, endeavor to agree in writing based on their joint conclusions the extent of any actual or potential Loss with respect to the Defined Tax Liability. If the parties’ joint determination is that the reasonably foreseeable amount of any potential Loss from the Defined Tax Liability will be less than the Defined Tax Escrow Amount, then Purchaser and Sellers’ Representative shall agree to a reduction in the Defined Tax Escrow Amount in accordance with such conclusion and only such amount shall constitute the Tax Escrow Fund after the Closing. If the parties cannot reach such an agreement, acting in good faith in accordance with the procedures of this Section 5.5(a), it is understood that neither party shall be in breach of this Section 5.5(a).

(b) Sellers and Purchaser agree that, from time to time, after the Closing Date, each of them at its own cost and expense will execute and deliver such further instruments of conveyance and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement, including, but not limited to, execution and filing any assignments or taking any other actions necessary for transferring, conveying, prosecuting, sustaining, obtaining continuations, continuations-in-part, or divisionals of, reissuing or re-examining any patent, patent application, copyright or trademark listed on Schedule 3.14(a) of the Company Disclosure Schedule; provided, however, that, to the extent that actions taken with respect to any items listed on Schedule 3.14(a) pursuant to the last clause of this sentence were owned on the Closing Date by the Company, its Subsidiaries and/or Purchaser, such actions will be paid for by the Purchaser post-Closing.

(c) After the Closing Date, to the extent (i) a resolution is reached with any taxing authority with respect to the Defined Tax Liability for an amount less than the Defined Tax Escrow Amount in escrow on such date (provided that the provisions of this Agreement do not and are not intended to be construed as implying that any amount is in fact due to any taxing authorities) or (ii) any of Purchaser, Company or any Seller become aware of any facts that would indicate that the amount of cash then in the Defined Tax Escrow Amount exceeds the amount reasonably necessary to be reserved for any such potential Liability, then the party that becomes aware of such facts shall promptly provide such facts to the other parties and thereafter Purchaser and Sellers’ Representative, together with appropriate representatives and advisors of Purchaser, Sellers and Company, shall (i) meet no later than 10 calendar days from the date of such notice to reach an informed conclusion as to whether there should be an adjustment to the Defined Escrow Tax Amount or it should be released in its entirety and (ii) if no informed conclusion is reached at such time (y) continue working together diligently and in good faith to reach such a conclusion and (z) meet again no later than ten 10 calendar days from such meeting, at all times working in good faith to reach a mutually satisfactory conclusion. If based on such meetings a mutual, good faith determination is made that the amount of cash then in the Defined

Tax Escrow Amount exceeds the amount reasonably necessary to be reserved for the Defined Tax Liability, then the Purchaser and Sellers’ Representative shall agree to a reduction in the Defined Tax Escrow Amount or its release from escrow in accordance with such conclusion and the excess amount or remainder, as appropriate, shall be released from escrow.

5.6 Tax Matters.

(a) Purchaser, the Company and the Company’s Subsidiaries shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the Transactions (“Transaction Taxes”) that are required or permitted to be filed on or before the Closing Date, and Sellers shall be responsible for the payment of all such Transaction Taxes. In no event shall Purchaser or any Affiliate thereof reimburse Sellers for the payment of such Transaction Taxes and fees.

(b) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”):

(i) real, personal, tangible and intangible property Taxes (“Property Taxes”) of the Company and its Subsidiaries for the portion of the Straddle Period ending on or before the Closing Date (the “Pre-Closing Straddle Period”) shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period; and

(ii) the Taxes of Company and its Subsidiaries (other than Property Taxes) for the Pre-Closing Straddle Period shall be computed as if such Pre-Closing Straddle Period ended as of the close of business on the Closing Date.

(c) Purchaser will prepare all Tax Returns of the Company and its Subsidiaries which are due after the Closing Date. Purchaser shall deliver a draft of any Tax Return for a period ending on or before the Closing Date to the Management Sellers not less than forty-five (45) days (for Tax Returns in respect of Sales Taxes not less than fourteen (14) days) prior to the due date for filing such Tax Return and the Management Sellers shall provide the Purchaser with their comments on any proposed changes to such Tax Return in writing not later than twenty (20) days (for Tax Returns in respect of Sales Tax within seven (7) days) prior to the due date for filing such Tax Return. The Management Sellers and the Purchaser agree to work with one another in good faith to resolve any disputes between the Management Sellers and Purchaser with respect to matters to be reported on such Tax Returns. Any matter in dispute with respect to such Tax Return within ten (10) days (for Tax Returns in respect of Sales Tax within five (5) days) prior to the due date of such Tax Return will be submitted to a mutually acceptable, nationally recognized firm of independent certified public accountants, chartered accountants or similarly qualified professional. The decision of such firm shall be binding on the parties, and the fees and expenses of such firm will be paid one-half by the Management Sellers and one-half by the Purchaser. The party or parties required to sign and file such Tax Return shall sign and file such Tax Return not later than the date on which it is required by law to be filed with the relevant taxing authorities; provided, that if such dispute is not resolved by the Tax Return due date, Purchaser may file such Tax Return.

5.7 Restricted Shares. The shares of Purchaser Common Stock to be issued pursuant to this Agreement and the other Transaction Documents have not been, and will not be, registered under the Securities Act, and will be issued in a transaction that is exempt from the registration requirements of the Securities Act. Such shares of Purchaser Common Stock will be “restricted securities” under the federal securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration. All certificates representing such shares of Purchaser Common Stock shall bear, in addition to any other legends required under applicable securities laws, the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred except pursuant to registration under the Securities Act or pursuant to an available exemption from registration.”

5.8 Resignations of Directors. At or prior to the Closing, Sellers shall cause the Company and its Subsidiaries to furnish Purchaser with resignations, effective immediately prior to the Closing, of all of the directors, if any, of the Company and its Subsidiaries, and shall appoint as directors of the Company and its Subsidiaries those individuals designated by Purchaser immediately prior to the Closing.

5.9 Escrow Agreement. On or before the Closing, the Escrow Agent, each Seller and Purchaser will execute and deliver the Escrow Agreement contemplated by Article VIII substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”).

5.10 Registration Rights Agreement. On or before the Closing, Purchaser and each Seller will execute and deliver the Registration Rights Agreement in the form attached hereto as Exhibit F (the “Registration Rights Agreement”).

5.11 Non-Competition.

(a) In order that Purchaser and its Affiliates may have and enjoy the full benefit of the business carried out by Sellers through the Company and its Subsidiaries, each Management Seller agrees that for a period of one (1) year commencing on the Closing Date, such Management Seller will not, without the express written approval of the Purchaser, directly or indirectly engage in, manage, own, operate, invest in or loan money to, or assist (including by any license of Intellectual Property) any business which is a Competing Business (as defined below).

(b) Nothing contained in this Section 5.11 shall prohibit, restrict or prevent Management Sellers or their Affiliates from beneficially owning, in the aggregate, up to five percent (5%), on a fully-diluted basis, of the total shares of all classes of stock outstanding of any corporation having securities listed on the NYSE, the American Stock Exchange, or traded on Nasdaq.

(c) If Purchaser (or a transferee of Purchaser) transfers, directly or indirectly, by sale of stock, merger, sale of assets or otherwise, any part of the business of the Company or any of its Subsidiaries to one or more third parties, Management Sellers’ agreements in this Section 5.11 shall continue with respect to such third party transferees and each transferee shall have the same rights as the Purchaser hereunder. The parties agree that the remedy at law for any breach of any obligation under this Section 5.11 will be inadequate and that in addition to any other rights and remedies to which they may be entitled hereunder, at law or in equity, Purchaser and its transferees shall be entitled to injunctive relief and reimbursement for all reasonable attorney’s fees and other expenses incurred in connection with the enforcement hereof. In the event this Section 5.11 is held to be in any respect an unreasonable restriction upon Management Sellers by any court having competent jurisdiction, the court so holding may reduce the territory to which this Section 5.11 pertains and/or the period of time for which it operates, or effect any other change to the extent necessary to render this Section 5.11 enforceable by such court. As so modified Section 5.11 will continue in full force and effect. Such decision by a court of competent jurisdiction shall not invalidate this Agreement, but this Agreement shall be interpreted, construed and enforced as not containing such invalidated provision.

(d) For purposes of this Section 5.11, “Competing Business” means direct to consumer sales of prescription and non-prescription eyewear.

5.12 No Solicitation.

(a) Until the earlier of the termination of this Agreement pursuant to Section 7.1 hereof or the Closing, neither the Company, nor any Seller nor Representative thereof shall:

(i) solicit, initiate or further the submission of proposals or offers from, or enter into any agreement with, any Person or group (as defined in Section 13(d)(3) of the Securities Exchange act of 1934, as amended) of Persons (including any officers or other employees of the Company or its Affiliates) other than Purchaser (a “Third Party”) with respect to any acquisition, purchase or license of all or a material portion of the assets of, or any equity interest in, the Company or any of its Subsidiaries or any merger, consolidation or business combination with the Company or any of its Subsidiaries;

(ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information with respect to the Company or any of its Subsidiaries in connection with, any acquisition, purchase or license of all or a material portion of the assets of, or any equity interest in, the Company or any of its Subsidiaries or any merger, consolidation or business combination with the Company or any of its Subsidiaries; or

(iii) otherwise assist or participate in, or encourage, any effort or attempt by any Third Party to undertake or seek to undertake any acquisition, purchase or license of all or a material portion of the assets of, or any equity interest in, the Company or any of its Subsidiaries or any merger, consolidation or business combination with the Company or any of its Subsidiaries.

(b) In the event that, between the date hereof and the earlier of the termination of this Agreement or the Closing, the Company, any of its Subsidiaries or any Seller has received any offer or indication of interest from any Third Party relating to any acquisition, purchase or license of all or a material portion of the assets of, or any equity interest in, the Company or any of its Subsidiaries or any merger, consolidation or business combination with the Company or any of its Subsidiaries, then the Company, such Subsidiary or such Seller shall promptly notify Purchaser in writing of the proposal in reasonable detail (including the identity of the Third Party making such proposal).

The Company, its Subsidiaries, and Sellers shall immediately cease and shall cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any of the foregoing.

5.13 Expenses. Except as explicitly set forth in Section 5.5 or 7.2, each party to this Agreement shall pay all costs and expenses incident to (i) its negotiation and preparation of this Agreement (including fees, expenses and disbursements of its counsel and its accountants), and (ii) its performance and compliance with all agreements and conditions required to be performed or complied with by it under the terms of this Agreement; provided, that if the Transactions are consummated, Purchaser shall pay up to $50,000 of the reasonable, documented legal fees of Sellers.

5.14 Employee Matters. On or prior to the Closing Date, each individual listed on Schedule 5.14 of the Company Disclosure Schedule shall execute and deliver to Purchaser an Employment Letter, Consulting Agreement and/or Confidentiality and Inventions Agreement, as applicable.

5.15 Use of Names. For the avoidance of doubt, after the Closing Date, each of the Sellers shall not, and shall not permit any entity directly under his, her or its control to, and shall not direct or authorize any Person to, use the term “Vision Direct” or any term confusingly similar thereto, whether as a trademark, service mark, trade dress, logo, trade name, domain name, corporate name or other source indicator.

5.16 Notice of Developments. Each of Purchaser and the Company shall promptly advise the other of any change or event that would reasonably be expected to have a Material Adverse Effect on it or its ability to perform its obligations under this Agreement or which it believes would, or would be reasonably likely to, cause or constitute a material breach of any of the representations, warranties or covenants contained herein or preclude the satisfaction of one or more of the conditions set forth in Article VI; provided, however, that any such disclosure shall not have any effect for the purpose of determining satisfaction of the conditions set forth in, or for determining the compliance with any other provision of this Agreement.

5.17 HSR Act. The Company and the Purchaser shall file as promptly as practicable with the proper authorities all forms and other documents required to be filed pursuant to the HSR Act and the regulations promulgated thereunder (the initial filings to occur no later than ten (10) Business Days following the execution and delivery of this Agreement) and, as promptly as practicable, shall take, or cause to be taken all other actions, all as necessary, proper or advisable, to allow termination or expiration of all applicable waiting periods provided by the HSR Act, or as otherwise necessary, proper or advisable to comply with regulatory requirements of the Federal Trade Commission or the Department of Justice.

5.18 Company Employees. To the extent the Transactions, or Purchaser’s or any Purchaser Subsidiary’s actions taken on or after the Closing Date, result in the actual or constructive termination of any employees of the Company or its Subsidiaries (including by operation of Law), the Sellers shall not be liable to Purchaser for any Losses or other Liabilities resulting therefrom (except to the extent such Loss or Liability is the result of an action taken by the Company, any of its Subsidiaries or any of the Sellers prior to the Closing Date, other than any actions taken directly at the written request of Purchaser); provided, that this Section 5.18 shall not limit the Liability of any Seller for a breach of Section 3.12 that arises from such written request of Purchase.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions Precedent to Obligations of Parties. The respective obligations of each of the parties hereto to consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) No Injunction. At the Closing Date, there shall be no Order of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Transactions; provided that the parties invoking this condition shall have used their reasonable best efforts to have such Order vacated or denied.

(b) Required Consents. The applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been earlier terminated.

6.2 Conditions Precedent to Obligation of Purchaser. The obligations of Purchaser to consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following additional conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Sellers contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed that, in the case of any representation and warranty of the Sellers contained herein which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date and any representation or warranty qualified by materiality or Material Adverse Effect need be true and correct in all respects), except for such inaccuracies that would not, or would not reasonably be expected to, have a Material Adverse Effect on the Company.

(b) Performance of Covenants. The Company, its Subsidiaries and Sellers shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by the Company, its Subsidiaries or Sellers prior to or at the Closing Date.

(c) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which have, or would reasonably be expected to have a Material Adverse Effect on the Company.

(d) Certificate. Purchaser shall have received a certificate from Sellers, dated as of the Closing Date, executed by each Seller, to the effect that the conditions specified in paragraphs (a), (b), (c), (n) and (o) above have been satisfied.

(e) Employment Letter and Consulting and Inventions Agreements. Purchaser shall have received executed Employment Letters, a Consulting Agreement and/or a Confidentiality and Inventions Agreement, as applicable, from the individuals listed on Schedule 5.14 of the Company Disclosure Schedule.

(f) Due Diligence. Purchaser’s due diligence review of the Company and its Subsidiaries shall have been completed and the results of its due diligence review shall not have revealed to the Purchaser, in its good faith determination, issues materially and adversely affecting the value of the Company (including its Subsidiaries) to Purchaser; provided, that if Purchaser’s due diligence review of the Company (including its Subsidiaries) reveals to Purchaser issues not actually known to the Purchaser as of the date hereof that, in the good faith determination of Purchaser, adversely affect the value of the Company to Purchaser by less than 15 percent of the prospective value of the Company to Purchaser as of the date of this Agreement, then, prior to relying on this Section 6.2(f) as the sole reason for its ability to terminate this Agreement, Purchaser shall negotiate in good faith for five (5) Business Days with the Sellers’ Representative a mutually agreeable purchase price adjustment (it being understood that if, despite such good faith negotiations by Purchaser and the Sellers’ Representative, such a purchase price adjustment cannot be agreed to within such five (5) Business Day period, then Purchaser may terminate this Agreement pursuant to this Section 6.2(f)).

(g) Required Third-Party Consents. All third-party consents required for the consummation of the Transactions shall have been obtained.

(h) Certificate of Good-Standing. Sellers shall, prior to the Closing Date, provide Purchaser with (i) a certificate from the Secretary of State of the State of Delaware as to the Company’s good standing and payment of all applicable taxes and (ii) a certificate from the Secretary of State or equivalent Governmental Authority of each of the jurisdictions of formation of each of the Company’s Subsidiaries as to such Subsidiary’s good standing and payment of all applicable taxes.

(i) Resignation of Directors and Officers. The directors and officers of the Company and its Subsidiaries in office immediately prior to the Closing Date shall have resigned from their positions as directors and officers of the Company and its Subsidiaries.

(j) Stock Certificates. Sellers shall have executed and delivered, or caused to have been executed and delivered, at the Closing all of the documents required to be executed and delivered by Seller pursuant to Section 2.3.

(k) Warrant and Option Exercises. All Persons holding options, warrants or other equity interests in the Company shall have exercised such instruments for shares of Common Stock, and such Shares of Common Stock shall be included in the Shares to be delivered to Purchaser at the Closing.

(l) Relationship with Johnson & Johnson. An agreement relating to the establishment of a direct buying relationship between the Company and Johnson & Johnson substantially in the form attached hereto as Exhibit G shall have been consummated.

(m) Real Property Holding Company Certificates. Purchaser shall have received certificates from the Company pursuant to Treasury Regulations 1.897-2(h) (as described in Treasury Regulations 1.1445-2(c)(3)) stating that the Company is not, and within the five-year period ending on the Closing Date was not, a U.S. real property holding corporation as defined in Section 897 of the Code.

(n) Ownership Rights in Company IP. The ownership of all Company IP purported to be owned by the Company, or over which the Company exerts ownership rights, (including, without limitation, any Company IP owned by any of the Sellers for the benefit of the Company and, in particular, any and all domain names owned by Ian Mummery and all Company IP set forth in Schedule 3.13(a)) shall have been validly and irrevocably transferred to the Company or a Subsidiary thereof, and satisfactory evidence of such transfers shall have been provided to Purchaser.

(o) Waiver of Severance Benefits. All severance or similar benefits inuring to each individual set forth in Schedule 5.14 as a result of the Transactions shall have been terminated or validly waived, and satisfactory evidence thereof shall have been provided to Purchaser.

(p) Escrow Agreement. Purchaser shall have received the Escrow Agreement duly executed and delivered by Sellers and the Escrow Agent.

6.3 Conditions Precedent to the Obligation of Sellers. The obligation of Sellers to effect the Transactions is subject to the satisfaction or waiver by Sellers, at or prior to the Closing Date, of each of the following additional conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed that, in the case of any representation and warranty of Purchaser contained herein which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date and any representation or warranty qualified by materiality or Material Adverse Effect need be true and correct in all respects), except for such inaccuracies that would not, or would not reasonably be expected to, have a Material Adverse Effect on the Purchaser.

(b) Performance of Covenants. Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by Purchaser prior to or at the Closing Date.

(c) Certificate. Sellers shall have received a certificate of Purchaser, dated the Closing Date, executed on behalf of Purchaser by an authorized officer thereof, to the effect that the conditions specified in paragraphs (a), (b) and (f) have been satisfied.

(d) Registration Rights Agreement. Sellers shall have received the Registration Rights Agreement duly executed and delivered by the Purchaser.

(e) Escrow Agreement. Sellers shall have received the Escrow Agreement duly executed and delivered by Purchaser and the Escrow Agent.

(f) No Material Adverse Effect. Since the date of this Agreement, no event or events shall have occurred, or be reasonably likely to occur, which have, or would reasonably be expected to have, a Material Adverse Effect on Purchaser, other than (i) any change in the price of Purchaser Common Stock or (ii) changes in general economic conditions or conditions affecting Purchaser’s industry generally.

(g) Stock Consideration. Purchaser shall have executed and delivered, or caused to have been executed and delivered, at the Closing all of the documents required to be executed and delivered by Purchaser pursuant to Section 2.3.

ARTICLE VII

TERMINATION

7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual written consent of Purchaser and the Sellers’ Representative;

(b) By either the Sellers’ Representative or Purchaser if the Closing shall not have occurred on or before December 31, 2003 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to perform any material obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before the Termination Date; provided, further, that if the parties hereto are actively contesting in good faith a challenge to the Transactions by the antitrust authorities, then the Termination Date shall be extended to the tenth Business Day after such challenge has been successfully resolved (but in no event shall the Termination Date be extended past March 31, 2004);

(c) By either the Sellers’ Representative or Purchaser if any Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order shall have become final and nonappealable;

(d) By Purchaser, if it is not in material breach of this Agreement, and if (i) at any time that any of the representations and warranties of Sellers herein become untrue or inaccurate such that Section 6.2(a) would not be satisfied, or (ii) there has been a breach on the part of Sellers, the Company or any of its Subsidiaries of any of their covenants or agreements contained in this Agreement such that Section 6.2(b) would not be satisfied, and, in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after notice to Sellers; or

(e) By the Sellers’ Representative, if Sellers are not in material breach of this Agreement, and if (i) at any time that any of the representations and warranties of Purchaser herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied, or (ii) there has been a breach on the part of Purchaser of any of its covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied, and such breach (if curable) has not been cured within 30 days after notice to Purchaser.

7.2 Effect of Termination. In the event of termination of this Agreement by the Sellers’ Representative or Purchaser as provided in Section 7.1, except for Sections 5.2(b), 5.4, this Section 7.2, Section 7.3, Section 8.1 and Section 9.9, this Agreement shall forthwith become void and there shall be no Liability on the part of Purchaser, Sellers or any of their respective Representatives; provided that, in addition to any rights under Section 7.3, (i) in the event of a termination pursuant to Section 7.1(d) the Sellers shall be responsible for the costs and expenses (including attorneys’ fees and costs) incurred by the Purchaser in connection with the Transactions and (ii) in the event of a termination pursuant to Section 7.1(e) Purchaser shall be responsible for the costs and expenses (including attorneys’ fees and costs) incurred by the Sellers in connection with the Transactions.

7.3 Remedies. Except as expressly set forth otherwise in Article VIII, nothing herein shall relieve any party from Liability for any breach of its representations, warranties, covenants or agreements set forth in this Agreement or the availability of any remedy at law with respect to such breach by the non-breaching party. Notwithstanding anything to the contrary in this Agreement, no party to this Agreement shall be liable to the other party for indirect, consequential, punitive or similar damages.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND

COVENANTS; ESCROW; AND INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement, and the covenants contained in Article V, and any certificates required thereby or contemplated therein shall survive the Closing Date until the last day of Purchaser’s 2004 fiscal year (but in no event later than December 31, 2004), other than covenants that by their terms would terminate earlier; provided, however, that (i) the representations and warranties set forth in Section 3.4 (Capital Stock of the Company; Ownership of Shares) and the covenants contained in Sections 5.5 (Further Assurances) and 5.13 (Expenses) shall survive until the expiration of the applicable statute of limitations and (ii) the representations, warranties and covenants set forth in Sections 3.15 (Taxes) and 5.6 (Tax Matters) and Section 8.3(a)(iii) shall survive until 30 days after the expiration of the applicable statute of limitations or period for which liability for Taxes may be assessed taking into account, without limitation, any waivers given by the Company or any of its Subsidiaries in respect of any taxation year. Neither the period of survival nor the Liability of a party with respect to its representations, warranties and covenants shall be reduced by any investigation made at any time by or on behalf of another party. If written notice of a claim has been given prior to the expiration of the applicable representation, warranty or covenant, then the relevant representation, warranty and covenant shall survive only as to the specific claim until such claim has been finally resolved.

8.2 Escrow Funds. On the Closing Date, (i) the Escrow Shares shall be registered in the name of the respective Sellers and be deposited with the Escrow Agent, as set forth in Section 2.1(c), such share certificates (together with any cash or other income thereon) to constitute the “Escrow Fund” and to be governed by the terms set forth herein and in the Escrow Agreement and (ii) the Defined Tax Escrow Amount shall be deposited with the Escrow Agent, as set forth in Section 2.1(d), to constitute the “Tax Escrow Fund” and shall be governed by the terms set forth herein and in the Escrow Agreement.

8.3 Indemnification by Sellers.

(a) At or after the Closing Date, Purchaser, its Affiliates, including without limitation, the Company, its Subsidiaries and Successors of the foregoing and their respective Representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) shall be indemnified in full and held harmless by the Management Sellers, on a several but not joint basis, for any and all Liabilities, losses, damages, Taxes (including the loss of any Tax attributes, in which case the amount of the Loss sustained shall be equal to (x) the amount of any refund or credit, (y) the amount of any net operating loss multiplied by the highest marginal corporate income tax rate and (z) with respect to other Tax attributes, an amount determined by application of similar principles) costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ and consultants’ fees and expenses) sustained or incurred by them (hereinafter, a “Loss”), arising out of or resulting from:

(i) the breach of any representation or warranty of the Management Sellers in Article III of this Agreement (it being understood and agreed that, for purposes of such right to indemnification, the representations and warranties made by such Management Sellers shall be deemed not qualified by any materiality or Material Adverse Effect standard contained therein);

(ii) the breach of any covenant or agreement made by Management Sellers, the Company or any of its Subsidiaries (but with respect to the Company or its Subsidiaries, only such breach occurring prior to the Closing Date);

(iii) (A) Taxes imposed on the Company or its Subsidiaries with respect to all taxable periods ending on or before the Closing Date (including any Pre-Closing Straddle Period), provided that, with respect to Taxes attributable to any taxable period that includes, or ends immediately before, the Closing Date, (x) only to the extent that Taxes for the portion of the period up to and including the Most Recent Fiscal Month End exceed the amount recorded as a liability for current income taxes payable and Sales Taxes on the unaudited balance sheet of the Company and its Subsidiaries, as applicable, for the Most Recent Fiscal Month End and (y) excluding any Taxes arising solely by reason of (1) any Tax election filed on or after the Closing Date or (2) any transaction undertaken on or after the Closing Date and not contemplated by this Agreement;

(B) For the avoidance of doubt, the indemnity in respect of the representation in Section 3.15(j) will apply to any Loss incurred in any jurisdiction with respect to any transactions entered into by the Purchaser in a period ending after the Closing Date provided that the total amount payable by the Management Sellers in respect of a Loss for breach of such representation shall be limited to the Losses that would have been incurred if the transactions had been entered into immediately after the Closing Time on the Closing Date (provided, that notwithstanding anything to the contrary herein, any Loss resulting from a Loss of Tax attributes (including such a Loss of Tax attributes that results from a Defined Tax Liability) may be satisfied, at the option of the Sellers, in cash or in shares of Purchaser Common Stock valued at the Average Share Value per share on the date of this Agreement);

for the avoidance of doubt, it is understood that Purchaser shall be entitled to recovery under this Section 8.3(a)(iii) regardless of whether or not the matter giving rise to such Loss was identified in the Company Disclosure Schedule or was otherwise known to Purchaser on the date hereof.

(b) With respect to each Seller that is not a Management Seller, after the Closing Date, the Purchaser Indemnified Parties shall be indemnified in full and held harmless by such Seller, severally but not jointly, for any and all Losses arising out of or resulting from (i) the breach by such Seller of any representation or warranty of such Seller set forth in Section 3.4(b), 3.5, 3.6(a), 3.19, 3.21 or 3.29 of this Agreement (it being understood and agreed that, for purposes of such right to indemnification, the representations and warranties made by each Seller shall be deemed not qualified by any materiality or Material Adverse Effect standard contained therein) or (ii) a Defined Tax Liability, but with respect to (ii), only to the extent provided in Section 8.7.

(c) The Escrow Fund and the Tax Escrow Fund shall be partial security for Sellers’ indemnification obligations hereunder; provided that no Seller shall have any liability for indemnification hereunder until the aggregate amount of the Losses incurred by Purchaser exceeds $100,000 (except in respect of a Defined Tax Liability as described below); provided, further, that if the aggregate amount of the Losses exceeds $100,000, Sellers shall be severally liable for the Losses only to the extent they exceed $100,000 in the aggregate, except (x) in the case of a Loss relating to Taxes (other than Defined Tax Liabilities), in which event Sellers shall be severally liable for the Tax Losses from the first dollar thereof if the aggregate amount of any such Tax Losses incurred or sustained by Purchaser, together with all other Losses incurred or sustained by Purchaser exceeds $100,000, and (y) in the case of a Loss relating to a Defined Tax Liability, in which event Sellers shall be severally liable for such Tax Losses from the first dollar thereof regardless of whether or not Purchaser had previously incurred Losses in excess of $100,000.

(d) Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on fraud, the maximum aggregate amount for Losses (including without limitation, Losses relating to Defined Tax Liabilities) that may be recovered from Sellers shall be $50,000,000; provided that with respect to each Seller, such Seller’s liability under this Agreement shall in no event exceed the portion of the Purchase Price received by such Seller as set forth in Exhibit A.

(e) With respect to a Loss arising from Taxes, the amount of such Loss shall be reduced by the amount of any refunds received or credits actually utilized that directly relate to such Loss. For the avoidance of doubt, nothing in this Section 8.3(e) shall limit Purchaser’s right to govern the Tax affairs of the Company or its Subsidiaries as it sees fit.

8.4 Indemnification Procedures. For purposes of this Section 8.4, each of the Sellers is referred to as the “Indemnifying Party” and the Purchaser Indemnified Parties are collectively referred to as the “Indemnified Party”.

(a) The obligations and Liabilities of the Indemnifying Party under this Article VIII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VIII (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give all Indemnifying Parties a Claim Notice (defined below) within thirty (30) calendar days (ten (10) calendar days with respect to Third Party Claims for Taxes) of the receipt by the Indemnified Party of such Claim Notice in accordance with the procedures set forth below; provided, however, that the failure to provide timely such Claim Notice shall not release an Indemnifying Party from any of its obligations under this Article VIII except to the extent that such Indemnifying Party is materially prejudiced by such failure.

(b) Any Purchaser or Third Party claim notice (“Claim Notice”) shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, including individual items of Loss included in the amount so stated, the date each such Loss was incurred, and the basis for such claim under this Article VIII, including by reference to the relevant section of this Agreement resulting in the breach or misrepresentation.

(c) In case that (i) any Indemnifying Party shall object in writing to any claim or claims by Purchaser made in any Claim Notice within thirty (30) calendar days after receipt of such Claim Notice or (ii) Sellers’ Representative shall object in writing to Purchasers’ failure to agree to release the Defined Tax Escrow Amount based on the good faith belief of the Sellers’ Representative that any Defined Tax Liabilities have been paid or otherwise resolved, such objection shall be delivered to Purchaser, and the Escrow Agent prior to the Expiration Date or Tax Escrow Expiration Date, as the case may be (or as may be extended for surviving claims pursuant to the terms of the Escrow Agreement), and Purchaser shall have thirty (30) calendar days after receipt of an objection by such Indemnifying Party or the Sellers’ Representative, as appropriate, to respond in a written statement to such objection. If after such thirty (30) day period there remains a dispute as to any claims or the release of the remaining Defined Tax Escrow Amount, as appropriate, such Indemnifying Party or the Sellers’ Representative, as appropriate, and Purchaser shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims or the release of the remaining Defined Tax Escrow Amount, as appropriate. If the Indemnifying Party or the Sellers’

Representative, as appropriate, and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties; and Purchaser, and the Escrow Agent prior to the Expiration Date or Tax Escrow Expiration Date, as the case may be (or as may be extended for surviving claims pursuant to the terms of the Escrow Agreement), shall be entitled to rely on any such memorandum with respect to Escrow Shares or cash distributed from the Escrow Fund or Tax Escrow Fund, as the case may be, in accordance with the terms thereof.

(d) If no such agreement can be reached after good faith negotiation, either Purchaser or the Indemnifying Party or the Sellers’ Representative, as appropriate, may, by written notice to the other, demand arbitration of the matter unless the amount of the Loss or Defined Tax Liability is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one (1) arbitrator. Within fifteen (15) days after such written notice is sent, Purchaser and the Indemnifying Party or the Sellers’ Representative, as appropriate, shall select a mutually agreeable arbitrator to resolve the dispute. The decision of the arbitrator as to the validity and amount of any claim in such Claim Notice or the release of the remaining Defined Tax Escrow Amount, as appropriate, shall be binding and conclusive upon the parties to this Agreement. Purchaser, and the Escrow Agent prior to the Expiration Date or Special Tax Expiration Date, as the case may be (or as may be extended for surviving claims pursuant to the terms of the Escrow Agreement), shall be entitled to rely on any such memorandum with respect to Escrow Shares or cash distributed from the Escrow Fund or Tax Escrow Fund in accordance with the terms thereof.

(e) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration (as determined by the arbitrator) shall pay its own expenses, the fees of the arbitrator, the administrative fee, if any, of the American Arbitration Association, and the expenses, including without limitation attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.

(f) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim in accordance with the procedural aspects hereof, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) calendar days of the receipt of a Claim Notice with respect to such Third Party Claim from the Indemnified Party; provided, however, that Purchaser retains the right to control Third Party Claims for Taxes with respect to Straddle Periods; provided, further, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party’s counsel, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain one counsel reasonably satisfactory to the Sellers’ Representative at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party, subject to attorney-client privilege or attorney work-product considerations. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party, subject to attorney-client privilege or attorney work-product considerations. No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party unless the other party and its Affiliates is released in full in connection with such settlement and is not required to make any admissions as to liability. The parties agree to treat all indemnification payments made pursuant to this Article VIII as adjustments to the Purchase Price for tax purposes.

(g) For the purposes of the requirements in Section 8.4(a) to give notice of claims, with respect to Taxes claims will include any notice in writing of assessment (including reassessment), proposed assessment (including reassessment), adjustment or proposed adjustment.

(h) For the avoidance of doubt, any Loss incurred or sustained that triggers indemnity obligations under this Article VIII and that imposes on the Indemnified Party an obligation to pay any amount shall not be released from the Escrow Fund or the Tax Escrow Fund, as the case may be, and shall not otherwise impose on the Indemnifying Party an obligation to pay such amount (if such amount is not being paid out of the Escrow Fund or Tax Escrow Fund), in cash or (to the extent otherwise permitted hereunder) in shares of Purchaser Common Stock, until the Indemnified Party is required to make such payment.

8.5 Escrow Expiration Date. The Escrow Agreement (other than in respect of the Tax Escrow Fund) shall terminate on June 30, 2004 (the “Expiration Date”) and, on the Expiration Date, any remaining amount of the Escrow Fund shall be distributed to the Sellers; provided, however, that the Escrow Agreement shall continue in effect with respect to such portion of the Escrow Fund as is necessary to satisfy any unsatisfied Third Party Claim specified in any Claim Notice delivered to Sellers pursuant to Section 8.4 prior to the Expiration Date, and such portion of the Escrow Fund shall remain in escrow until such Third Party Claim has been resolved or a release is otherwise agreed to pursuant to Section 8.6. Notwithstanding the foregoing, the Tax Escrow Fund (and the Escrow Agreement to the extent relating thereto) will survive until the final resolution, to the reasonable satisfaction of Purchaser, of all Defined Tax Liabilities (such date, the “Tax Escrow Expiration Date”), at which time any remaining amount of the Tax Escrow Fund shall be distributed to the Sellers, subject to any interim adjustment in accordance with Section 5.5(c). The Purchaser and the Sellers’ Representative hereby agree to work in good faith to resolve and satisfy all Defined Tax Liabilities as soon as reasonably practicable, while taking into account both the goals of minimization of such liabilities and maximizing the value of the combined business of Purchaser and the Company.

8.6 Claims upon Escrow Fund. Upon receipt by the Escrow Agent on or before the Expiration Date of a certificate signed by the Seller’s Representative and any officer of Purchaser (the “Purchaser Escrow Certificate”) stating (i) that Losses (as determined pursuant to the procedural requirements of Section 8.4 and the Escrow Agreement) exist in an aggregate amount greater than $100,000 and (ii) the amount of such Losses that Purchaser is entitled to recover from each Seller pursuant to Article VIII hereof, the Escrow Agent shall deliver to Purchaser out of the Escrow Fund, as promptly as practicable, such number of Escrow Shares (or other assets held in the Escrow Fund) that have a value equal to such Losses Purchaser is entitled to recover. In satisfaction of any Seller’s indemnification obligations hereunder (other than in respect of a Defined Tax Liability, as provided in Section 8.7), at Seller’s option, in lieu of such delivery from the Escrow Fund, or if the Expiration Date has passed, Seller may deliver to Purchaser directly shares of Purchaser Common Stock or cash having a value equal to such Losses Purchaser is entitled to recover pursuant to a Claim Notice, unless the Indemnifying Party has objected to such claim pursuant to Section 8.4(b), in which case no delivery need be made until the claim is resolved in accordance with the other provisions of Section 8.4. Further, Seller may not make any such election with respect to a claim during such time with respect to any Loss that is the subject of a Claim Notice as to which the Sellers’ Representative has not objected pursuant to Section 8.4(b), but may determine in conjunction with the resolution of the claim in what manner it will satisfy its obligation to indemnify for any Losses. Purchaser shall be required to proceed against the Escrow Fund first for the recovery of Losses until the Escrow Fund has been exhausted in its entirety unless the Sellers’ Representative consents otherwise in writing. For the purpose of compensating Purchaser for any Losses pursuant to this Agreement, shares of Purchaser Common Stock (whether from the Escrow Fund or otherwise) shall be valued at the Average Share Value per share on the date of this Agreement. The Escrow Agent shall not make any delivery if the Seller’s Representative has objected to such release pursuant to Section 8.4(b) until such objection has been resolved pursuant to the provisions of Section 8.4.

8.7 Claims upon Tax Escrow Fund. Upon receipt by the Escrow Agent on or before the Tax Escrow Expiration Date of a certificate signed by the Seller’s Representative and any officer of Purchaser (the “Purchaser Defined Tax Escrow Certificate”) stating the amount of such Losses that Purchaser is entitled to recover pursuant to this Article VIII from each Seller as a result of a Defined Tax Liability, the Escrow Agent shall deliver to Purchaser out of the Tax Escrow Fund, as promptly as practicable, cash (or stock, but only to the extent permitted below or in the proviso in Section 8.3(a)(iii)(B)) in an amount equal to such Losses Purchaser is entitled to recover. Purchaser shall be required to proceed against the Tax Escrow Fund first for the recovery of Losses from a Defined Tax Liability until the Tax Escrow Fund has been exhausted in its entirety, unless the Sellers’ Representative consents otherwise in writing. After the Tax Escrow Fund has been exhausted, (a) RKK Ltd. and the non-Management Sellers shall have no further Liability for the Defined Tax Liability and (b) the Purchaser shall then be required to proceed against the Management Sellers (other than RKK Ltd.), severally, for the recovery of Losses from a Defined Tax Liability and the Management Sellers (other than RKK Ltd.) shall satisfy all such Losses in cash (subject to the proviso in Section 8.3(a)(iii)(B) permitting satisfaction in stock); provided, that if the Management Sellers (other than RKK Ltd.) shall have indemnified Purchaser in cash for Defined Tax Liabilities in an aggregate amount equal to (or exceeding) the total Cash Consideration payable to the Management Sellers (other than RKK Ltd.) as set forth on Exhibit A, then any additional indemnity obligation of the Management Sellers (other than RKK Ltd) in respect of a Defined Tax Liability may be satisfied by such Management Sellers, at their option, in cash or in shares of Purchaser Common Stock valued at the Average Share Value per share on the date of this Agreement. The Escrow Agent shall not make any delivery if the Seller’s Representative has objected to such release pursuant to Section 8.4(b) until such objection has been resolved pursuant to the provisions of Section 8.4.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy, facsimile or electronic mail, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified first-class mail return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Sellers, to Seller’s Representative at:

Brian Usher-Jones

81 Glengowan Road

Toronto, Ontario

M4N 1G5

with copies to:

Baker & McKenzie

BCE Place

181 Bay Street, Suite 2100

P.O. Box 874

Toronto, Onterrio M5J 2T3

Attention: Lawrence D. Pringle

Facsimile: (416) 865-1221

Baker & McKenzie

3400 Pennzoil Place

711 Louisiana Street

Houston, Texas 77002

Attention: Jonathan B. Newton

Facsimile: (713) 427-5099

(b) if to Purchaser, to it at:

13920 Southeast Eastgate Way, Suite 300

Bellevue, WA 98005

Attention: General Counsel

Facsimile: (425) 372-3801

with copies to:

Simpson Thacher & Bartlett LLP

3330 Hillview Avenue

Palo Alto, CA 94304

Attention: Michael Nooney, Esq.

Facsimile: (650) 251-5002

9.2 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Any party may execute this Agreement by facsimile signature, and the other parties will be entitled to rely on such facsimile signature as conclusive evidence that this Agreement has been duly executed by such party.

9.3 Entire Agreement. This Agreement (including the other Transaction Documents, any exhibits or annexes hereto, the documents referred to herein and the Company Disclosure Schedule) constitutes the entire agreement among all the parties hereto and supersedes all prior agreements and understandings, oral and written, among all the parties hereto with respect to the subject matter hereof.

9.4 No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or Liabilities under or by reason of this Agreement.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that Purchaser may assign in writing its rights and obligations, in whole or in part, to one or more of its wholly-owned Subsidiaries, but Purchaser shall remain jointly and severally liable with any such assignee(s) with respect to all obligations of Purchaser hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.6 Amendment and Modification; Waiver. This Agreement may be amended, modified and supplemented only by a written instrument authorized and executed on behalf of the parties at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver shall be effective unless explicitly set forth in writing and executed by the Sellers’ Representative and the Purchaser. Nothing in this Agreement shall create any Liability by the Sellers’ Representative to any other Seller for any good faith action taken by the Sellers’ Representative pursuant to this Section 9.6 or otherwise to facilitate the Transactions. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

9.7 Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity subject to the terms hereof. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal courts of the United States in the State of Delaware in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any Proceeding relating to this Agreement or any of the Transactions in any court other than such courts sitting in the State of Delaware.

9.8 Disclosure Schedules. The disclosure of any matter in any section of the Company Disclosure Schedule or the Purchaser Disclosure Schedule shall be deemed to be incorporated by reference into any other section of the Company Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be, where the applicability of such disclosure is reasonably apparent. Inclusion of any matter or item in any section of the Company Disclosure

Schedule or the Purchaser Disclosure Schedule does not imply that such matter or term is otherwise material. Purchaser and the Company shall in good faith agree in writing upon any amendment, supplement or modification to the Company Disclosure Schedule and the Purchaser Disclosure Schedule.

9.9 Costs and Expenses. Except as explicitly set forth in Section 5.13 and 7.2, regardless of whether the Transactions are consummated and except as otherwise provided in this Agreement, Sellers, on the one hand, and Purchaser, on the other hand, will each bear their own costs and expenses (including attorneys’ fees and costs) incurred in connection with this Agreement and the Transactions.

9.10 Mutual Drafting. The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

9.11 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized Representative as of the date first above written.

drugstore.com, inc.

By:	/s/ Kal Raman
Name: Kal Raman
Title: President & CEO

International Vision Direct Corp.

By:	/s/ Brian Usher-Jones
Name: Brian Usher-Jones
Title: Chairman

Sellers:

Erich Klementz

/s/ Erich Klementz

Rene J. Ambrusch

/s/ Rene J. Ambrusch

Henry Fiorillo

/s/ Henry Fiorillo

John Breen

/s/ John Breen

Osprey Services Ltd.

By:	/s/ James A.F. Watlington
Name: James A.F. Watlington
Title: President

1

Brian Usher-Jones

/s/ Brian Usher-Jones

Ian Mummery

/s/ Ian Mummery

Louise Mummery

/s/ Louise Mummery

Jack Mummery

/s/ Jack Mummery

Colin Williams

/s/ Colin Williams

Marlene Williams

/s/ Marlene Williams

Marietta Contact Lens Services Inc.

By:	/s/ John Patterson
Name: John Patterson
Title: President

RKK Ltd.

By:	/s/ [illegible]
Name: Virtus Corporate Services Ltd
Title: Sole Director

Nigel Brasok

/s/ Nigel Brasok

Steven Morrison

/s/ Steven Morrison

2

Omitted Exhibits to the Stock Purchase Agreement

•	Exhibit A: Capitalization at Closing and Allocation of Purchase Price

•	Exhibit B: Company Disclosure Schedule

•	Exhibit C-1: Employment Letter

•	Exhibit C-2: Consulting Agreement

•	Exhibit D: Purchaser Disclosure Schedule

•	Exhibit E: Escrow Agreement

•	Exhibit F: Registration Rights Agreement

•	Exhibit G: Form of Johnson & Johnson Agreement

Upon request, the registrant will supplementally furnish to the Commission a copy of any omitted exhibit listed above.